Exhibit (h)(xiii)

NAME LICENSING AGREEMENT

This Name Licensing Agreement (this “Agreement”) is dated February 1, 2024 between Perpetual Americas Funds Trust, a business trust created under the laws of the Commonwealth of Massachusetts (the “Trust”), and JOHCM (USA) Inc, a Delaware corporation (the “Adviser”).

WHEREAS, the Trust is engaged in business as an open-end series management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, pursuant to the Amended and Restated Investment Advisory Agreement dated February 1, 2024 (the “Investment Advisory Agreement”), the Trust, on behalf of its series (each, a “Fund” and, collectively, the “Funds”), has retained the Adviser to furnish investment advisory services; and

WHEREAS, the name of the Trust was changed, pursuant to Article IX, Section 8 of the Trust’s Second Amended and Restated Declaration of Trust dated February 1, 2024, from “JOHCM Funds Trust” to “Perpetual Americas Funds Trust”;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. USE OF NAME

(a) The indirect parent company of the Adviser, Perpetual Limited, an Australia Corporation (“Perpetual”), operates its business in the United States under the names “Perpetual” and “Perpetual Americas” and licenses these names, each of which may be used by the Trust only with the consent of the Adviser. The Adviser consents to the use by the Trust of the name “Perpetual Americas Funds Trust” or any other name embodying the name “Perpetual”, “Perpetual Americas”, or any such other name(s) affiliated with Perpetual, or other tradename(s) of Perpetual, into such forms as the Adviser shall in writing approve, but only on condition and so long as (i) the Investment Advisory Agreement (or a successor agreement with the Adviser or an affiliate) shall remain in full force and (ii) the Trust shall fully perform, fulfill and comply with all provisions of the Investment Advisory Agreement expressed therein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust at any time or in any place or for any purposes or under any conditions except as provided in this section.

(b) The foregoing authorization by the Adviser to the Trust to use said name and initials as part of a business or name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to authorize others to use the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to use, or authorize others to use, said name and initials and the Trust agrees to take such action as may reasonably be requested by the Adviser to give full effect to the provisions of this section.

(c) Without limiting the generality of the foregoing, the Trust agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Adviser made within six months after the Adviser has knowledge of such termination or violation, use its best efforts to change the name of the Trust so as to eliminate all reference, if any, to the name “Perpetual” and/or “Perpetual Americas” and will not thereafter transact any business in a name containing the name “Perpetual” and/or “Perpetual Americas” in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such names, or otherwise use the name “Perpetual” and/or “Perpetual Americas” or any other reference to Perpetual, or any such other name(s) affiliated with Perpetual, or other tradename(s) of Perpetual. Such covenants on the part of the Trust shall be binding upon it, its trustees, officers, stockholders, creditors and all other persons claiming under or through it.

2. GOVERNING LAW

This Agreement is governed by and to be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof.

3. MISCELLANEOUS

(a) This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

(b) Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

(c) Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

(d) This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) The parties hereto consent to transact electronically. Either party’s intentional action in providing an electronic signature by clicking a button, typing a name in a signature field, or otherwise entering an electronic signature, is valid evidence of consent to be legally bound by this Agreement and any amendments thereto. The words “execution,” “signed,” “signature,” and words of similar import shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law.

(f) The electronically stored copy of this Agreement and any amendments thereto is considered to be the true, complete, valid, authentic, and enforceable record of the Agreement and any such amendment, admissible in judicial or administrative proceedings to the same extent as if the document were originally generated and maintained in printed form.

4. LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND SHAREHOLDERS

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund. The Adviser further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

IN WITNESS WHEREOF, Perpetual Americas Funds Trust and Perpetual Limited have each caused this instrument to be duly executed on its behalf as of the day and year first above written.

PERPETUAL AMERICAS FUNDS TRUST

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

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